Exhibit F-2


                  (LETTERHEAD OF BALLARD SPAHR ANDREWS & INGERSOLL)



                                             October 7, 1996





          Securities and Exchange Commission
          450 Fifth Street, N.W.
          Washington, DC 20549

                    Re:  General Public Utilities Corporation -
                         Application on Form U-1
                         SEC File No. 70-8877

          Ladies and Gentlemen:

                    We have examined the Application on Form U-1, dated June 24, 1996, under the Public Utility Holding Company Act of 1935 (the "1935 Act"), filed by GPU, Inc. (the "Company"), a Pennsylvania corporation, with the Securities and Exchange Commission (the "Commission"), and docketed by the Commission in SEC File No. 70-8877, as amended by Amendment No. 1 thereto, dated this date, of which this opinion is to be a part. (The Application, as thus to be amended, is hereinafter referred to as the "Application").

                    The Application contemplates the  issuance and sale  by
          the Company of up to 7,000,000 additional shares of its common stock, par value $2.50 per share (the "Additional Common Stock"). The Company would issue and sell the Additional Common Stock from time to time either through (i) one or more negotiated transactions with one or more underwriters, (ii) one or more selling or placement agents who regularly engage in the sale or placement of such securities pursuant to a selling agency or distribution agreement, (iii) direct sales to institutional or other purchasers through privately negotiated transactions, or
          (iv) any combination of the foregoing.

                    In addition, the Company may sell Additional Common Stock to a selling agent, as principal, for resale to the public either directly or through dealers. It is anticipated that such sales would be made from time to time in one or more market transactions on the floor of the New York Stock Exchange or any regional exchange on which the Company's common stock may be admitted to trading privileges, in block transactions on such exchanges, fixed price offerings off the floor of such exchanges or other such special type offerings or distributions made in accordance with the rules of such exchanges and/or in private placement transactions.
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          Securities and Exchange Commission
          October 7, 1996
          Page 2


                    We have been Pennsylvania counsel to the Company and certain of its subsidiaries for many years. In such capacity, we have examined copies, signed, certified or otherwise proven to our satisfaction, of the Articles of Incorporation and By-Laws of the Company. We have also examined such other instruments, agreements and documents and made such further investigation as we have deemed necessary as a basis for this opinion. We have assumed, without verification, that the certificates representing the Additional Common Stock will, upon issuance, be countersigned by the transfer agent and registered by the registrar.

                    We have assumed that (i) the proposed transactions are carried out on the basis set forth in the Company's related Registration Statement on Form S-3 ("Registration Statement") under the Securities Act of 1933, as amended (the "1933 Act"), and in conformity with the requisite authorizations, approvals, consents or exemptions under the securities laws of the various States and other jurisdictions of the United States, (ii) the Commission shall have issued an order declaring effective the Registration Statement under the 1933 Act, and (iii) the sale of the Additional Common Stock does not violate Section 12(f) of the 1935 Act or Rule 70 thereunder.

                    Based upon and subject to the foregoing, and assuming that the transactions therein proposed are carried out in accordance with the Application, we are of the opinion, insofar as Pennsylvania law is concerned, that when the Commission shall have entered an order forthwith granting the Application:

                    (a) all Pennsylvania laws applicable to the proposed transactions will have been complied with;

                    (b)  the Company is validly organized and existing; and

                    (c) upon payment of the purchase price therefor by the purchasers thereof, the Additional Common Stock to be issued and sold in accordance with the Application, when properly issued, delivered and paid for, will be legally issued, fully paid and non-assessable.

                    We hereby consent to the filing of this opinion as an exhibit to the Application and in any proceedings before the Commission that may be held in connection therewith.

                                        Very truly yours,


                                        Ballard Spahr Andrews & Ingersoll
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